EXHIBIT (h)(3)

WHEREAS,	LMPFA[1] has agreed to waive fees and/or reimburse operating expenses to the extent necessary to limit total operating expenses (other than interest, brokerage commissions, taxes, extraordinary expenses, and deferred organizational expenses) to the amounts set forth in the materials presented at and described at this meeting, subject to recapture as described below; therefore, as to each class of each Fund as described at this meeting be it

RESOLVED:	That the Board approves and agrees to these arrangements, subject to the following:

That these arrangements will continue until December 31, 2013, unless modified or terminated prior to that date by agreement of LMPFA and the Board, and may be terminated at any time after that date by LMPFA without Board agreement;

That these arrangements may be modified by LMPFA, without Board agreement, to decrease total annual operating expenses of a class or Fund at any time;

That LMPFA is permitted to recapture amounts waived or reimbursed to a Fund within three years after the day on which LMPFA earned the fee or incurred the expense; and

That in no case will LMPFA recapture any amount that would result, on any particular business day of the Fund, in the Fund class’s total annual operating expenses exceeding the lower of the limit in effect at the time of the waiver or reimbursement or any limit in effect at the time recapture is sought; and further

RESOLVED:	That the officers of the Fund be, and each of them hereby is, authorized to update the Prospectus and the Statement of Additional Information, with such amendments or applicable filings to include such other revisions as said officer or officers may deem appropriate in light of the foregoing resolution; and further

RESOLVED:	That the officers of the Fund be, and each of them hereby is, authorized, empowered and directed to take all actions and to execute all documents necessary to give full effect to the foregoing resolutions in such manner or such forms as the officer or officers shall approve in his, her, or their discretion, in each case as conclusively evidenced by his, her, or their actions or signatures.

[Subject to final Board approval]

[1]	Legg Mason Partners Fund Advisors, LLC (“LMPFA”) is the investment manager of each of the Funds listed in the table below.

EXHIBIT (h)(3)

The information below is drawn from the materials presented at and described at the meeting referenced in the foregoing resolutions.

Fund	Name of Class	Expense Limit	Expense Limit Expiration Date
Western Asset Core Bond Fund	A	0.90	12/31/13
	C	1.65	12/31/13
	FI	0.85	12/31/13
	I	—	—
	IS	0.45	12/31/13
	R	1.15	12/31/13
Western Asset Core Plus Bond Fund	A	0.90	12/31/13
	C	1.65	12/31/13
	FI	0.85	12/31/13
	I	—	—
	IS	0.45	12/31/13
	R	1.15	12/31/13
Western Asset Global Multi-Sector Fund	A	1.25	12/31/13
	C	2.00	12/31/13
	FI	1.20	12/31/13
	I	0.85	12/31/13
	IS	0.75	12/31/13
	R	1.45	12/31/13
Western Asset High Yield Fund	A	1.05	12/31/13
	C	1.80	12/31/13
	FI	1.00	12/31/13
	I	—	—
	IS	0.65	12/31/13
	R	1.30	12/31/13
Western Asset Inflation Indexed Plus Bond Fund	A	0.90	12/31/13
	C	1.65	12/31/13
	FI	0.85	12/31/13
	I	—	—
	IS	—	—
	R	1.15	12/31/13
Western Asset Intermediate Bond Fund	A	0.90	12/31/13
	C	1.65	12/31/13
	FI	0.85	12/31/13
	I	—	—
	IS	0.45	12/31/13
	R	1.15	12/31/13

EXHIBIT (h)(3)

Western Asset Limited Duration Bond Fund	A	0.85	12/31/13
	C	1.60	12/31/13
	FI	0.80	12/31/13
	I	0.55	12/31/13
	IS	0.45	12/31/13
	R	1.10	12/31/13
Western Asset Non-U.S. Opportunity Bond Fund	A	0.95	12/31/13
	C	1.70	12/31/13
	FI	0.90	12/31/13
	I	0.65	12/31/13
	IS	0.55	12/31/13
	R	1.20	12/31/13
Western Asset Total Return Unconstrained Fund	A	1.25	12/31/13
	C	2.00	12/31/13
	FI	1.20	12/31/13
	I	0.95	12/31/13
	IS	0.85	12/31/13
	R	1.50	12/31/13

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